EXHIBIT 23

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3, No. 333-15533, 33-58736, 33-60229, 33-78760, 33-72170, 33-68542) and
(Forms  S-8  No.  33-45348,   33-75466,  33-88826,   333-87153,   333-89308  and
333-123712) of Enzo Biochem, Inc. and in the related Prospectus of our report dated October 12, 2005, with respect to the consolidated financial statements and schedule of Enzo Biochem, Inc. , Enzo Biochem, Inc.'s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Enzo Biochem, Inc. included in this Annual Report (Form 10-K) for the fiscal year ended July 31, 2005.


                                               /s/  Ernst & Young LLP




Melville, New York
October 12, 2005